Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

DATED AS OF JUNE 24, 2005

AMONG

UNITRIN, INC.,

THE LENDERS,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

LC ISSUER AND SWING LINE LENDER,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS SYNDICATION AGENT

AND

WACHOVIA BANK, NATIONAL ASSOCIATION,

AS DOCUMENTATION AGENT

ARRANGED BY

J.P. MORGAN SECURITIES INC.,

AS JOINT LEAD ARRANGER AND SOLE BOOKRUNNER

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS JOINT LEAD ARRANGER

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

ARTICLE II	THE CREDITS	14
2.1.	Commitment	14
2.2.	Required Payments; Termination	14
2.3.	Ratable Loans	14
2.4.	Types of Advances	14
2.5.	Facility Fee and Reductions and Increases in Aggregate Commitment	14
2.6.	Minimum Amount of Each Advance	15
2.7.	Optional Principal Payments	15
2.8.	Method of Selecting Types and Interest Periods for New Advances	15
2.9.	Conversion and Continuation of Outstanding Advances	16
2.10.	Changes in Interest Rate, etc	16
2.11.	Rates Applicable After Default	17
2.12.	Method of Payment	17
2.13.	Noteless Agreement; Evidence of Indebtedness	17
2.14.	Telephonic Notices	18
2.15.	Interest Payment Dates; Interest and Fee Basis	18
2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	19
2.17.	Lending Installations	19
2.18.	Non-Receipt of Funds by the Agent	19
2.19.	Replacement of Lender	19
2.20.	Facility LCs.	20
2.21.	Swing Line Loans.	24

ARTICLE III	YIELD PROTECTION; TAXES	26
3.1.	Yield Protection	26
3.2.	Changes in Capital Adequacy Regulations	26
3.3.	Availability of Types of Advances	27
3.4.	Funding Indemnification	27
3.5.	Taxes	27
3.6.	Lender Statements; Survival of Indemnity	29

ARTICLE IV	CONDITIONS PRECEDENT	30
4.1.	Effectiveness	30
4.2.	Each Credit Extension	30

ARTICLE V	REPRESENTATIONS AND WARRANTIES	31
5.1.	Organization; Power; Qualification	31
5.2.	Authorization; Enforceability	31
5.3.	Subsidiaries	31
5.4.	Compliance with Laws	31
5.5.	Necessary Authorizations	32
5.6.	Title to Properties	32
5.7.	Taxes	32
5.8.	Financial Statements	32
5.9.	No Material Adverse Change	32

5.10.	Guaranties	32
5.11.	Litigation	32
5.12.	ERISA	32
5.13.	Compliance with Law	33
5.14.	Accuracy and Completeness of Information	33
5.15.	Compliance with Regulations T, U, and X	33
5.16.	Broker’s or Finder’s Commissions	33
5.17.	Investment Company Act	33
5.18.	Insurance Licenses	33

ARTICLE VI	COVENANTS	33
6.1.	Preservation of Existence and Similar Matters	33
6.2.	Compliance with Applicable Law	34
6.3.	Maintenance of Properties	34
6.4.	Accounting Methods and Financial Records	34
6.5.	Payment of Taxes and Claims	34
6.6.	Visits and Inspections	34
6.7.	Use of Proceeds	34
6.8.	Further Assurances	34
6.9.	Quarterly Financial Statements of the Borrower	35
6.10.	Annual Financial Statements of the Borrower	35
6.11.	Additional Reporting Requirements.	35
6.12.	Performance Certificates	35
6.13.	Copies of Other Reports	36
6.14.	Notice of Litigation and Other Matters	36
6.15.	Restricted Payments and Restricted Purchases	37
6.16.	Limitations on Indebtedness of Subsidiaries of Borrower	37
6.17.	Limitation on Liens	37
6.18.	Amendment and Waiver	37
6.19.	Liquidation; Merger; Disposition of Assets	38
6.20.	Borrower’s Maximum Leverage	38
6.21.	Risk-Based Capital Ratio	38
6.22.	Affiliate Transactions	38
6.23.	Other Indebtedness	39
6.24.	Restrictions on Upstream Dividends by Subsidiaries	39
6.25.	Business of the Borrower	39

ARTICLE VII	DEFAULTS	39

ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	41
8.1.	Acceleration	41
8.2.	Amendments	42
8.3.	Preservation of Rights	42

ARTICLE IX	GENERAL PROVISIONS	43
9.1.	Survival of Representations	43
9.2.	Governmental Regulation	43
9.3.	Headings	43
9.4.	Entire Agreement	43
9.5.	Several Obligations; Benefits of this Agreement	43

9.6.	Expenses; Indemnification	43
9.7.	Numbers of Documents	44
9.8.	Accounting	44
9.9.	Severability of Provisions	44
9.10.	Nonliability of Lenders	44
9.11.	Confidentiality	44
9.12.	Nonreliance	45
9.13.	Disclosure	45
9.14.	USA PATRIOT ACT	45

ARTICLE X	THE AGENT	45
10.1.	Appointment; Nature of Relationship	45
10.2.	Powers	45
10.3.	General Immunity	46
10.4.	No Responsibility for Loans, Recitals, etc	46
10.5.	Action on Instructions of Lenders	46
10.6.	Employment of Agents and Counsel	46
10.7.	Reliance on Documents; Counsel	46
10.8.	Agent’s Reimbursement and Indemnification	46
10.9.	Notice of Default	47
10.10.	Rights as a Lender	47
10.11.	Lender Credit Decision	47
10.12.	Successor Agent	47
10.13.	Agent and Sole Bookrunner Fees	48
10.14.	Delegation to Affiliates	48
10.15.	Syndication Agent and Documentation Agent	48

ARTICLE XI	SETOFF; RATABLE PAYMENTS	48
11.1.	Setoff	48
11.2.	Ratable Payments	48

ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	49
12.1.	Successors and Assigns	49
12.2.	Dissemination of Information	51
12.3.	Tax Treatment	51

ARTICLE XIII	NOTICES	52
13.1.	Notices	52
13.2.	Change of Address	52

ARTICLE XIV	COUNTERPARTS	52

ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	52
15.1.	CHOICE OF LAW	52
15.2.	CONSENT TO JURISDICTION	52
15.3.	WAIVER OF JURY TRIAL	53

EXHIBITS AND SCHEDULES

EXHIBITS

A	Form of Note

B	Form of Assignment and Assumption Agreement

C	Form of Compliance Certificate

D	Form of Commitment Increase Agreement

SCHEDULES

Pricing Schedule

Schedule 1	Subsidiaries

Schedule 2	Commitments

Schedule 3	Permitted Liens

Schedule 4	Existing Facility LC’s

Schedule 5	Existing Debt

CREDIT AGREEMENT

This Agreement, dated as of June 24, 2005, is among Unitrin, Inc., a Delaware corporation, the Lenders, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and Wachovia Bank, National Association, as documentation agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Adjusted LIBO Rate” means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus (ii) the Applicable Margin.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Advance” means a borrowing hereunder, (a) made by some or all of the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affected Lender” is defined in Section 2.19.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided, that for the purposes of Section 6.22 and the definition of “Change in Control,” an “Affiliate” shall mean any Person (other than a Person whose sole relationship with any designated Person is as an employee or director) directly or indirectly controlling, controlled by, or under common control with the designated Person, with the term “control” including, without limitation, (a) the direct or indirect beneficial ownership of more than thirty percent (30%) of the voting securities or voting equity or partnership interests, of such Person (but shall not include Investees) or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. Notwithstanding the foregoing, no member of the Singleton Family (other than a Disclosed Operating Company) shall be considered an Affiliate of the Borrower so long as the Singleton Family owns collectively (either directly or indirectly) less than 25% of the securities of the Borrower having ordinary voting power for the election of directors of the Borrower.

“Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as adjusted from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Commitment is equal to $325,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annual Statement” means the annual statutory financial statement of each of Trinity and United Insurance required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by the applicable jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Applicable Facility Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.

“Applicable Law” means, with respect to any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all courts and arbitrators binding on such Person in proceedings or actions to which the Person in question is a party.

“Applicable Letter of Credit Fee Rate” means, at any time, the percentage rate per annum at which letter of credit fees are accruing on the average daily aggregate undrawn amount of Facility LCs at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule; provided, that for each day on which the aggregate principal amount of the outstanding Advances exceeds 50% of the Aggregate Commitment, the Applicable Margin shall be increased by 0.05% over the percentage rate of the Applicable Margin otherwise in effect as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMS, in its capacity as Joint Lead Arranger and Sole Bookrunner and Wells Fargo Bank, National Association, in its capacity as Joint Lead Arranger.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1), and accepted by the Agent, substantially in the form of Exhibit B or any other form approved by the Agent and reasonably acceptable to the Borrower.

“Authorized Officer” means such senior personnel of the Borrower, acting singly, as may be duly authorized and designated in writing by the Borrower to execute documents, agreements and instruments on its behalf.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means Unitrin, Inc., a Delaware corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Change in Control” means (a) the direct or indirect ownership by any Person, on a combined basis with any Affiliates of such Person, of 40% or more of the existing voting stock of the Borrower; or (b) the failure of the Borrower to own, free and clear of Liens or other encumbrances, 100% of the outstanding shares of voting stock of Trinity and United Insurance on a fully diluted basis.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commercial Letter of Credit” means a letter of credit which is the payment mechanism for a commercial trade transaction.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans, to, and participate in Facility LCs issued upon the application of the Borrower in an aggregate amount not exceeding the amount set forth opposite its name on Schedule 2 hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.1 or as otherwise modified from time to time pursuant to the terms hereof.

“Company Action Level” means the designation given by either the National Association of Insurance Commissioners or the state department of insurance of the state of domicile of the insurance company in question of a level or range of levels of Risk-Based Capital Ratios as the Risk-Based Capital Ratio or Ratios, as applicable, of an insurance company which permit a state insurance department or commission (or other governmental entity) to require such insurance company (or which otherwise cause such insurance company to be required) to file a financial plan identifying problem conditions and a proposal of corrective or remedial actions with any state insurance department or commission (or other governmental entity) pursuant to rules, regulations or guidelines adopted by the National Association of Insurance Commissioners or any applicable state department of insurance. In the event there is no such designation given by the National Association of Insurance Commissioners or any applicable state department of insurance pursuant to such rules, regulations or guidelines, “Company Action Level” shall be deemed to mean any level or range of levels of Risk-Based Capital Ratios of an insurance company which permit a state insurance department or commission (or other governmental entity) to take any corrective or remedial actions with respect to such insurance company pursuant to such rules, regulations or guidelines.

“Consolidated Net Worth” means, at any date of determination, the sum of (a) the consolidated shareholders’ equity of the Borrower and its Subsidiaries (excluding treasury shares), determined as of such date in accordance with GAAP, plus the positive difference or less the negative difference, as the case may be, (b) between the fair market value of investments in Investees and the carrying value therefor determined as of such date net of an amount equal to the product of (i) such difference and (ii) the applicable federal income tax rate in effect on such date of determination).

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC hereunder.

“Default” means an event described in Article VII.

“Direct Auto Business” means any business or service whereby policies in respect of automobile insurance are offered directly to consumers without interaction from an intervening insurance agent.

“Disclosed Operating Company” means any Person which (a) is required to publicly disclose its ownership (beneficial or otherwise) of shares of the Borrower pursuant to Rules 13(d) or 13(g) of the General Rules and Regulations under the Securities Exchange Act of 1934 and (b) owns or operates any business or is a Person whose sole asset is the equity securities of another Person which owns or operates any business.

“Documentation Agent” means Wachovia Bank, National Association in its capacity as documentation agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Adjusted LIBO Rate.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Adjusted LIBO Rate.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (a) taxes imposed or based upon its overall net income (including, without limitation, any financial institutions tax), and franchise taxes imposed on it, by (i) the government of the United States, (ii) the jurisdiction under the laws of which such Lender or the Agent, as applicable, is incorporated or organized, (iii) the jurisdiction in which the Agent’s or such Lender’s principal executive office, as applicable, or such Lender’s applicable Lending Installation is located or (iv) a jurisdiction in which such Lender or the Agent, as applicable, is otherwise doing business, and (b) all liabilities, penalties and interest with respect to any of the foregoing.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility LC” is defined in Section 2.20.1.

“Facility LC Application” is defined in Section 2.20.3.

“Facility LC Collateral Account” is defined in Section 2.20.11.

“Facility Termination Date” means June 30, 2010 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof (subject to any rescission of termination by the Required Lenders pursuant to Section 8.1).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Fireside” means Fireside Securities Corporation, a California corporation and a Wholly-Owned Subsidiary of the Borrower.

“Fireside Bank” means Fireside Bank, a California corporation and a Wholly-Owned Subsidiary of the Borrower.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus (b) the Applicable Margin.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, applied on a basis consistent (except for changes agreed to by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders.

“Indebtedness” means, with respect to any Person, without duplication, the obligations of such Person of the types described in clauses (a) through (f) in the definition of Total Debt.

“Insurance Subsidiary” means any Subsidiary which is engaged in the insurance business.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, or, if acceptable to each of the Lenders (as determined by each such applicable Lender in its sole discretion) a nine or twelve month period, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if such next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investees” shall mean, collectively, all Persons described as “Investees” on the most recent consolidated financial statements of the Borrower delivered to the Lenders pursuant to Sections 6.9 or 6.10. UNOVA, Inc. is the only “Investee” as of the date of this Agreement.

“Investment Vehicles” means any Person (other than a natural person) that operates exclusively for the purpose of investing in less than 100% of the equity securities of other Persons.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“JPMS” means J.P. Morgan Securities Inc., a New York corporation, and its successors.

“LC Disbursement” means a payment made by the LC Issuer pursuant to a Letter of Credit.

“LC Fee” is defined in Section 2.20.4.

“LC Issuer” means JPMCB (or any Affiliate of JPMCB designated by JPMCB) in its capacity as issuer of Facility LCs hereunder. The LC Issuer may, in its discretion, arrange for one or more Facility LCs to be issued by Affiliates of the Issuing Bank, in which case the term LC Issuer shall include any such Affiliate with respect to Facility LCs issued by such Affiliate.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.20.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and permitted assigns. Unless otherwise specified, the term “Lenders” includes JPMCB in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

“LIBO Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License” means any license, certificate of authenticity, permit or other authorization which is required to be obtained from a governmental authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications and any Notes issued pursuant to Section 2.13.

“Margin Stock” is defined in Section 5.15.

“Material Portion” means the amount of property or other assets owned, leased or operated by the Borrower and its Subsidiaries which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the most recent publicly filed consolidated financial statements of the Borrower and its Subsidiaries.

“Materially Adverse Effect” means a material adverse effect on (a) the business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Moody’s” means Moody’s Investors Service, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Necessary Authorizations” means all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any governmental or other regulatory authority whether federal, state, or local, and all agencies thereof, necessary for the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower or any of its Subsidiaries.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.13.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“One East Wacker Note” means that certain Secured Promissory Note, dated as of December 29, 2003, in the original principal amount of $45,000,000, made by One East Wacker Corporation, payable to the order of the Borrower and held by Trinity as of the date hereof, as such note may be amended, modified, supplemented or restated from time to time and as such note may be endorsed, assigned or otherwise delivered from time to time to any Wholly-Owned Subsidiary of the Borrower.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (iii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each March, June, September and December of each year, commencing on September 30, 2005.

“Permitted Liens” means, as applied to any Person:

(a) Any Lien in favor of the Agent and the Lenders given to secure the Obligations;

(b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges, levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books, but only so long as no foreclosure, distraint, sale, or similar proceedings have been commenced with respect thereto and remain unstayed for a period of thirty (30) days after their commencement;

(c) (i) Statutory Liens of landlords and (ii) Liens of carriers, warehousemen, mechanics, laborers, and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance;

(e) Restrictions on the transfer of assets imposed by any federal, state or local statute, regulation or ordinance applicable to such Person;

(f) Easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

(g) Liens securing Indebtedness of Subsidiaries of the Borrower in an aggregate principal amount not to exceed the amount permitted pursuant to Section 6.16(e) hereof;

(h) Judgment Liens against assets of the Borrower and its Subsidiaries arising in connection with court proceedings which do not secure an amount in excess of $75,000,000 in the aggregate when added to all outstanding Liens permitted under clause (g) of this definition;

(i) Liens securing Indebtedness of the Borrower to the extent that such Indebtedness is ratably secured with the Obligations and ranks pari passu at all times with the Obligations;

(j) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(k) Normal and customary rights of setoff upon deposits of cash in favor of banks or other depositary institutions;

(l) Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(m) Liens in favor of the Borrower granted by a Subsidiary of the Borrower;

(n) Liens securing purchase money Indebtedness; provided that such Liens do not at any time encumber any asset other than the asset financed by such Indebtedness;

(o) Liens against the assets of the Borrower or its Subsidiaries subject to the terms of securities lending transactions in the ordinary course of business;

(p) Liens granted in connection with a Permitted Securitization; provided, that such Liens do not encumber any property other than the Margin Stock or consumer finance receivables made subject to such transaction and the proceeds thereof;

(q) Capitalized Lease Obligations of the Borrower in an aggregate amount outstanding from time to time not to exceed $25,000,000;

(r) Liens on the assets of Borrower’s Subsidiaries as described on Schedule 3 hereto;

(s) Liens on Margin Stock;

(t) Liens on the facility located at One East Wacker Drive, Chicago, Illinois securing the Indebtedness evidenced by the One East Wacker Note to the extent permitted by Section 6.16(c); and

(u) other Liens on real or personal property (other than Liens on any equity securities issued by Trinity or United Insurance) of the Borrower or any Subsidiary of the Borrower securing obligations of the Borrower or any Subsidiary of the Borrower so long as the aggregate amount of the obligations secured thereby does not exceed, in the aggregate, $25,000,000 at any one time outstanding; provided, that the obligations of Subsidiaries of the Borrower secured by Liens permitted by this clause (u) shall not exceed $5,000,000 in the aggregate at any one time outstanding.

“Permitted Securitization” means the securitization or similar financing of Margin Stock or receivables by the Borrower or any of its Subsidiaries through a transfer, sale or other disposition (including the granting of a security interest) thereof by the Borrower or such Subsidiary to one or more direct or indirect special purpose Subsidiaries of the Borrower.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA or any other plan maintained for employees of any Person or any Affiliate of such Person.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prior Agreement” is defined in Section 4.1(i).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Purchasers” is defined in Section 12.1

“Register” is defined in Section 12.1(b)(iv).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Reportable Event” is defined in Section 4043(b) of ERISA.

“Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the Aggregate Outstanding Credit Exposure.

“Restricted Payment” means any direct or indirect distribution, dividend or other payment to any Person on account of any capital stock or other equity securities of the Borrower, or in connection with any tax sharing agreement (other than tax sharing agreements having the Borrower or one of its Subsidiaries as the tax paying entity under such agreement).

“Restricted Purchase” means any payment on account of the purchase, redemption or other acquisition or retirement of any capital stock or other securities of, the Borrower.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“Risk-Based Capital Ratio” means the risk-based capital ratio of any applicable Person adopted from time to time by the National Association of Insurance Commissioners or by the state department of insurance of the state of domicile of the insurance company in question. In the event that there is a conflict between the risk-based capital ratio formulae adopted by the National Association of Insurance Commissioners and any applicable state department of insurance, the formula adopted by such state department of insurance shall be the applicable formula for purposes of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“SAP” means, with respect to any insurance company, statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and, as applicable, the state department of insurance of the state of domicile of such insurance company for the preparation of financial statements and reports by insurance companies of the same type as such insurance company.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Singleton Family” means (a) Ms. Caroline W. Singleton (as identified in that certain Schedule 13D/A filed with the United States Securities and Exchange Commission on March 22, 2005 with respect to the Borrower by the Singleton Group LLC, (“Ms. Singleton”)), (b) all descendants of Ms. Singleton and the spouse of any such descendant (the “Singleton Descendants”), (c) the holders of record from time to time of membership interests in Singleton Group, LLC and the spouse of any such holder (the “Singleton Group Members”), (d) all descendants of the Singleton Group Members and the spouse of any such descendant (the “Singleton Group Descendants” and, together with Ms. Singleton, the Singleton Descendants and the Singleton Group Members, the “Singleton Persons”), (e) all trusts of which a Singleton Person is a beneficiary or trustee and the trustees of any such trust, (f) the estate of any Singleton Person, (g) all partnerships, limited liability companies and other entities in which any one or more of the class consisting of the Persons listed in the preceding clauses (a) through (f) shall have in excess of fifty percent (50%) of the total voting power and the managers of any such entities (in their capacity as such), and (h) the Affiliates and Associates of the Persons identified in the foregoing clauses (a) through (g). For purposes of this definition, a Person shall be treated as holding voting power or an equity interest to the extent such power or interest is held directly or indirectly through a corporation, partnership, estate, trust or other entity. For purposes of this definition “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

“Standby LC” means a Facility LC which is not a Commercial Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as applied to any Person, (a) any corporation of which fifty percent (50%) or more of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether by contract or otherwise.

“Swing Line Borrowing Notice” is defined in Section 2.21.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $20,000,000 at any one time outstanding.

“Swing Line Lender” means JPMCB or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.21.

“Syndication Agent” means Wells Fargo Bank, National Association, in its capacity as syndication agent.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Capitalization” means as of any date, the sum of (a) the Borrower’s Consolidated Net Worth and (b) without duplication, Total Debt.

“Total Debt” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, (a) indebtedness created, issued or incurred by any such Person for borrowed money (whether by loan or the issuance and sale of debt securities), but excluding customer deposits, investment accounts and certificates, certificates of deposit, insurance reserves and passbook accounts; (b) obligations of any such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the property of any such Person, whether or not the respective indebtedness so secured has been assumed by any such Person; (d) obligations of any such Person in respect of amounts drawn on any letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any such Person; (e) Capitalized Lease Obligations of any such Person; and (f) indebtedness of others of the types described in clauses (a), (b), (d) and (e) of this definition of Total Debt guaranteed by any such Person, or obligations incurred by direct or indirect special purpose Subsidiaries of the Borrower in connection with any Permitted Securitization guaranteed by any such Person.

“Transferee” is defined in Section 12.4.

“Trinity” means Trinity Universal Insurance Company, a Texas corporation and a Wholly-Owned Subsidiary of the Borrower.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“United Insurance” means United Insurance Company of America, an Illinois corporation and a Wholly-Owned Subsidiary of the Borrower.

“Unitrin Business Insurance” means any portion of any business or service of the Borrower or its Subsidiaries in which policies in respect of commercial lines of business are offered or distributed through independent agents.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

In the event that any changes in GAAP and/or SAP occur after the date of this Agreement and such changes result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the Borrower, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in order that the criteria for evaluating the Borrower’s financial condition will be the same after such changes as if such changes had not occurred.

ARTICLE II

THE CREDITS

2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower from time to time and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed in the aggregate at any one time outstanding the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

2.2. Required Payments; Termination. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3. Ratable Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Borrower in accordance with Section 2.21.

2.5. Facility Fee and Reductions and Increases in Aggregate Commitment. (a) The Borrower agrees to pay to the Agent for the account of the Lenders according to their Pro Rata Shares a facility fee at a per annum rate equal to the Applicable Facility Fee Rate on the Aggregate Commitment, without regard to usage (or, after the Aggregate Commitment is terminated, on the Aggregate Outstanding Credit Exposure), from the date hereof to and including the later of the Facility Termination Date and the date all Loans and Reimbursement Obligations have been paid in full, payable on each Payment Date hereafter and on the Facility Termination Date.

(b) The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, upon at least two (2) Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued facility and utilization fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder and on the final date upon which all Credit Extensions are repaid.

(c) The Borrower may, at its option, on up to two occasions, seek to increase the Aggregate Commitment by up to an aggregate amount of $100,000,000 (resulting in a maximum Aggregate Commitment of $425,000,000) upon at least three (3) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing. The Borrower shall, after giving such notice, first offer the increase in the Aggregate Commitment on a ratable basis to the Lenders (which may be declined by any Lender in its sole discretion). If any existing Lender does not accept the offer to increase its Commitment, the Borrower may offer the amount so declined to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Agent. No increase in the Aggregate Commitment shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Agent a document in the form of Exhibit D hereto and otherwise reasonably satisfactory to the Agent pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrower accepts such incremental Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Advance and Facility L/C such that, after giving effect thereto, all credit exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The Borrower shall make any payments under Section 3.4 resulting from such assignments. Any such increase of the Aggregate Commitment shall be subject to receipt by the Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents substantially in the form of those delivered pursuant to Section 4.1 as the Agent may reasonably request.

2.6. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans), upon two Business Days’ prior notice to the Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 10:00 a.m. (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances, upon three Business Days’ prior notice to the Agent.

2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance; provided, that any such notice of a Floating Rate Advance to refinance reimbursement of a Facility LC disbursement pursuant to Section 2.20.6 may be given not later than 10:00 a.m. (Chicago time) on the date of the proposed Advance. Each such notice shall specify:

(a) the Borrowing Date, which shall be a Business Day, of such Advance,

(b) the aggregate amount of such Advance,

(c) the Type of Advance selected, and

(d) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than Swing Line Loans) into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued, and

(c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10. Changes in Interest Rate, etc. Each Floating Rate Advance (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the

Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default arising under Section 7.2, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) the overdue portion of each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (b) the overdue portion of each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (c) the overdue portion of any other amount due hereunder shall bear interest at a rate per annum equal to the rate otherwise required hereby from time to time plus 2% per annum; provided that such additional interest shall only be payable until the earlier of the (a) the waiver or cure of the applicable Default, (b) agreement of the Required Lenders to rescind the charging of such additional interest after Default or (c) payment in full of the overdue amount.

2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized, at any time that a Default has occurred and is continuing, to charge the account of the Borrower maintained with JPMCB for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6.

2.13. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The Agent shall also maintain the Register as set forth in Section 12.1(b)(iv).

(d) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall, absent manifest error, be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(e) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit A (each such promissory note, and, in the case of the Swing Line Lender, promissory notes representing its Revolving Loan and Swing Line Loans, respectively, each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.1) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.1, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, or at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances and facility and utilization fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year, and interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day year, or when appropriate, a 366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction or increase notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time; provided, that such change shall not cause the Borrower to be liable for any increase in fees, costs, taxes or payments required to be made hereunder. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19. Replacement of Lender. (a) If (i) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or (ii) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender described in the foregoing clause (i) or (ii), an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to (A) purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B, (B) become a Lender for all purposes under this Agreement, (C) assume all obligations of the Affected Lender to be terminated as of such date and (D) comply with the requirements of Section 12.1 applicable to assignments, and (ii) the Borrower shall pay (without duplication of amounts paid by the replacement Lender) to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Affected Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

(b) In the event that the Borrower requests but does not obtain any proposed amendment, supplement, modification, consent or waiver of any provisions of this Agreement or any other Loan Document where the consent of the Required Lenders has been obtained, the Borrower shall be permitted to replace any non-consenting Lenders other than the Agent (any such Lender, a “Non-Consenting Lender”) with one or more replacement financial institutions, provided that no Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (a) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to (i) purchase for cash the Advances and other Obligations due to the Non-Consenting Lender pursuant to an assignment substantially in the form of Exhibit B, (ii) become a Lender for all purposes under this Agreement, (iii) assume all obligations of the Non-Consenting Lender to be terminated as of such date and (iv) comply with the requirements of Section 12.3 applicable to assignments, and (b) the Borrower shall pay (without duplication of amounts paid by the replacement Lender) to such Non-Consenting Lender in same day funds on the day of such replacement (i) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.1, 3.2 and 3.5, and (ii) an amount, if any, equal to the payment which would have been due to such Non-Consenting Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.20. Facility LCs.

2.20.1 Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue Standby LCs (each, together with the letters of credit in existence as of the Closing Date and set forth on Schedule 4 hereto, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of and for the account of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $25,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance (provided that any Facility LC may provide for annual successive one-year renewals thereof subject to clause (x) above).

2.20.2 Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.20.3 Notice. Subject to Section 2.20.1, the Borrower shall give the LC Issuer and the Agent notice prior to 10:00 a.m. (Chicago time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.20.4 Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Letter of Credit Fee Rate in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date and on the Facility Termination Date (each such fee described in this sentence an “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in the amount set forth in the Fee Letter or such other amount agreed upon between the LC Issuer and the Borrower, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.20.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall promptly notify the Agent and Borrower as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 10:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.20.6 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused as determined by a final judgment by a court of competent jurisdiction by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. The Borrower shall reimburse the LC Issuer by paying to the Agent an amount equal to the LC Obligations on the applicable LC Payment Date not later than 12:00 noon (Chicago time), on the date of the LC Payment Date if the Borrower shall have received notice prior to 10:00 a.m. (Chicago time), on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon (Chicago time) on the Business Day immediately following the day Borrower receives such notice. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day from the date on which such amounts become payable until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date or (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation. If the Borrower fails to reimburse the LC Issuer for any Reimbursement Obligation, and if the conditions to the making of a Loan (including those set forth in Section 4.2) may be satisfied, other than the delivery of a Borrowing Notice, then the Borrower shall be deemed to have made a borrowing pursuant to Section 2.1 of Floating Rate Advances in the amount of such unpaid Reimbursement Obligation. The Borrowing Date with respect to such borrowing shall be the date of such drawing and the Agent shall apply such funds so drawn to reimburse the LC Issuer for such Reimbursement Obligation no later than the next Business Day following the date on which the LC Issuer notifies the Borrower of the applicable drawing. If such conditions may not be satisfied, then the LC Issuer shall be reimbursed pursuant to Section 2.20.5.

2.20.7 Obligations Absolute. The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. Subject to the provisions of Section 2.20.8, the Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for (in the absence of gross negligence or willful misconduct of the LC Issuer in connection therewith as determined by a final judgment by a court of competent jurisdiction), and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.

Subject to the provisions of Section 2.20.8, the LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC, except for errors or omissions resulting from the gross negligence or willful misconduct of the LC Issuer as determined by a final judgment by a court of competent jurisdiction. Subject to the provisions of Section 2.20.8, the Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower.

2.20.8 Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall, as between the Lenders and the LC Issuer, in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.20.9 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result as determined in a final judgment by a court of competent jurisdiction from the party seeking indemnification’s gross negligence or willful misconduct or the party seeking indemnification’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

2.20.10 Cash Collateralization. If any Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Obligations representing greater than 66 2/3% of the total LC Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to the LC Obligations as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to the Borrower described in Sections 7.7 or 7.8. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the

Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the LC Issuer for Reimbursement Obligations for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Obligations representing greater than 66 2/3% of the total LC Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. To the extent cash collateral has been deposited in such account in accordance with this Section 2.20 with respect to Facility LCs which are later returned undrawn to the Agent, or which expire or otherwise are cancelled in accordance with the terms thereof, the Agent shall, upon the request of the Borrower, apply such cash collateral to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Defaults have been cured or waived.

2.20.11 Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20.12 Lender Credit Ratings. In the event that the long-term unsecured debt rating of any Lender falls below BBB+ by S&P or Baa1 by Moody’s, then at the election of the LC Issuer, such Lender shall either (i) provide the LC Issuer with cash collateral in an amount equal to its Pro Rata Share of the LC Obligations from time to time or (ii) agree to assign its interest in the LC Obligations and Commitment to another Lender, so long as after giving effect to such assignment, the proposed assignee would not hold more than twenty percent (20%) of the Aggregate Commitment, or to another financial institution acceptable to the LC Issuer and Agent and, so long as, no Default is then continuing, the Borrower, such assignment to be made in each case in accordance with Section 12.1. Each Lender whose long-term unsecured debt rating falls below A by S&P or A2 by Moody’s shall provide the Agent with notice thereof as soon as practicable after learning thereof.

2.21. Swing Line Loans.

2.21.1 Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender’s Commitment at such time. The Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.21.2 Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 12:00 noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate.

2.21.3 Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 3:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Agent’s aforesaid address.

2.21.4 Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, by written notice to the Agent (which the Agent shall promptly transmit to the Lenders) given not later than 10:00 a.m. (Chicago time) on the applicable repayment date, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 1:00 p.m. (Chicago time) on the date of any notice received pursuant to this Section 2.21.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Swing Line Lender agrees to notify the Borrower of such request promptly after the Swing Line Lender makes such request. Revolving Loans made pursuant to this Section 2.21.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Section 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.21.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.21.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.21.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c) except to the extent covered or excluded by clause (a) above or Section 3.5, imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest received by it, by an amount deemed material by such Lender, or the LC Issuer as the case may be.

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans or Commitment, Facility LCs or participations therein, then, within thirty (30) days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within thirty (30) days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer reasonably determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3. Availability of Types of Advances. Subject to Section 3.6, if (a) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (b) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4; provided, that under the circumstances described in clause (a) above, the availability of Eurodollar Advances shall only be suspended until the applicable Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist; provided further, that under the circumstances described in clause (b) above, the Agent, the Borrower and each Lender shall work together in good faith to create a spread above a recognizable market index computed to approximate the Adjusted LIBO Rate, and the Advances may be converted to Advances bearing interest on such a basis.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5. Taxes. (a) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions of Taxes (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after receiving such receipt.

(b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note or any Facility LC Application (“Other Taxes”).

(c) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(d) Each Lender (including the Agent, if applicable) that is not organized under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement (or the date such Lender becomes a party to this Agreement), deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender (including the Agent, if applicable) that is organized under the laws of the United States that is not a corporation for United States federal income tax purposes agrees that it will, not more than ten Business Days after the date of this Agreement (or the date such Lender becomes a party to this Agreement), deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-9, certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of United States backup withholding taxes. Each such Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless a change in Applicable Law (including any change in the interpretation or administration thereof by any governmental authority) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Lender (including the Agent, if applicable) has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in Applicable Law, including any change in the interpretation or administration thereof by any governmental authority), occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to the payment of any additional amounts or indemnification under Section 3.1(a) or this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) Any Non-U.S. Lender (including the Agent, if applicable) that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate.

(g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

(h) If the Agent or any Lender determines, in its good faith judgment, that it has actually received or realized any refund of tax or any reduction of its tax liabilities or otherwise recovered any amount in connection with any deduction or withholding or payment of any additional amount by the Borrower pursuant to Section 3.1(a) or this Section 3.5, such Person shall reimburse the Borrower in an amount equal to the net benefit, after tax, and net of all expenses incurred by the such Person in connection with such refund, reduction or recovery; provided, that nothing in this paragraph (h) shall require any Person to make available its tax returns (or any other information relating to its taxes which it deems to be confidential). The Borrower shall return such amount to the applicable Person in the event that such Person is required to repay such refund of tax or is not entitled to such reduction of, or credit against, its tax liabilities.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, materially disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the basis and calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Adjusted LIBO Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Section 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement; provided, that notwithstanding the foregoing, if any Lender fails to notify the Borrower of any event or circumstance that will entitle such Lender to compensation pursuant to Section 3.1, 3.2, 3.4 or 3.5 within 180 days after such Lender obtains actual knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any such amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness. This Agreement shall become effective when the Borrower has furnished to the Agent with sufficient copies for the Lenders:

(a) Copies of the certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer of the jurisdiction of incorporation of the Borrower.

(b) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

(c) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d) Copies of a certificate of compliance for each of Trinity and United Insurance issued by the department of insurance of its state of domicile.

(e) A certificate, signed by the chief financial officer of the Borrower, stating that on the date of this Agreement (i) no Default or Unmatured Default has occurred and is continuing and (ii) the representations and warranties contained in Article V are true and correct in all material respects as of such date.

(f) A written opinion of the Borrower’s counsel, addressed to the Lenders in form and substance reasonably acceptable to the Agent.

(g) Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(h) Written money transfer instructions addressed to the Agent and signed by an Authorized Officer.

(i) Evidence satisfactory to the Agent that the Credit Agreement dated as of August 30, 2002 among the Borrower, the lenders party thereto and the agent named therein (the “Prior Agreement”) shall have been terminated and all indebtedness, liabilities and accrued obligations outstanding thereunder shall have been paid in full.

(j) Such other documents as any Lender, the LC Issuer or its counsel may have reasonably requested.

4.2. Each Credit Extension. The Lenders shall not be required to make any Credit Extension (except as otherwise set forth herein with respect to Revolving Loans for the purpose of repaying Swing Line Loans or LC Disbursements) unless on the applicable Credit Extension Date:

(a) No Default or Unmatured Default has occurred and is continuing.

(b) The representations and warranties contained in Article V (other than Section 5.9) are true and correct as of such Credit Extension Date in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice, Swing Line Borrowing Notice, or request for issuance of a Facility LC, as the case may be, with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit C as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its state of organization, has the power and authority, corporate and otherwise, to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted. Each such Person is duly qualified and is in good standing as a foreign organization, and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify could not reasonably be expected to have a Materially Adverse Effect.

5.2. Authorization; Enforceability. The Borrower has the corporate power, and has taken all necessary corporate action to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement and any Notes have been duly executed and delivered by the Borrower, and each of this Agreement and the other Loan Documents to which the Borrower is a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the following qualifications: (a) the discretion of any court in awarding equitable remedies, and (b) bankruptcy, insolvency, liquidation, reorganization, moratorium, reconstruction, and other similar laws or legal or equitable principles affecting enforcement of creditors’ rights generally.

5.3. Subsidiaries. Set forth on Schedule 1 is a complete and correct list, as of the date hereof, of all Subsidiaries of the Borrower and a corporate structure chart, as of the date hereof, reflecting the ownership of the Subsidiaries of the Borrower. The Borrower owns, free and clear of all Liens (other than (except in the case of Trinity and United Insurance) Permitted Liens), all outstanding shares of its direct Subsidiaries and all such shares are validly issued, fully paid and non-assessable.

5.4. Compliance with Laws. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with the terms and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any Applicable Law, or (b) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or by-laws of the Borrower or any of its Subsidiaries or under any material indenture, agreement, or other material instrument to which the Borrower or any of its Subsidiaries is a party or by which any such Person or any of its properties may be bound.

5.5. Necessary Authorizations. The Borrower has secured all material Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. The Borrower is not required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance, in accordance with the terms of this Agreement or any other Loan Document, and the transactions contemplated hereby.

5.6. Title to Properties. Each of the Borrower and its Subsidiaries has marketable and legal title to, or a valid leasehold interest in, all of its material tangible properties and assets, subject only to Permitted Liens.

5.7. Taxes. All federal, all material state, and all other material tax returns of the Borrower and each of its Subsidiaries required by law to be filed have been duly filed (except as such returns have been extended in accordance with Applicable Law), and all federal, state, and other taxes, assessments, and other governmental charges or levies upon the Borrower and each of its Subsidiaries and any of their respective properties, income, profits, and assets, which are due and payable as shown on such returns, have been paid, except any such payment of which the Borrower or any of its Subsidiaries, as applicable, is diligently contesting in good faith by proper proceedings and against which adequate reserves are being maintained, and as to which no Lien other than a Permitted Lien has attached. The charges, accruals, and reserves on the books of the Borrower and each of its Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower, adequate.

5.8. Financial Statements. The Borrower has furnished, or caused to be furnished, to the Lenders financial statements for the Borrower and its Subsidiaries on a consolidated basis which present fairly the financial position of the Borrower and its Subsidiaries on a consolidated basis as at December 31, 2004, and the results of operations for the periods then ended. Except as disclosed in such financial statements, neither the Borrower nor any of its Subsidiaries had any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Borrower or any of its Subsidiaries, which would be required to be shown on such financial statements.

5.9. No Material Adverse Change. On the date of this Agreement, since December 31, 2004, there has occurred no event which has had or which could reasonably be expected to have a Materially Adverse Effect.

5.10. Guaranties. The Borrower has not made guaranties of the indebtedness of any Person, except where the obligations of the Borrower thereunder are pari passu with the Obligations.

5.11. Litigation. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which upon adjudication could reasonably be expected to have a Materially Adverse Effect.

5.12. ERISA. The Borrower and its ERISA Affiliates have materially fulfilled their respective obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the Pension Benefit Guaranty Corporation or any Plan (other than to pay premiums or make contributions in the ordinary course of business) and have not been required to give security as a result of any Plan amendment (as contemplated by Section 40l(a)(29) of the Code). Neither the Borrower nor any ERISA Affiliate is or ever has been a participant in or obligated to make any payment to a Multiemployer Plan. The Borrower and each ERISA Affiliate have complied in all material respects with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code.

5.13. Compliance with Law. Each of the Borrower and its Subsidiaries is in material compliance with all Applicable Laws and with all of the provisions of its certificate or articles of incorporation and by-laws or partnership agreement, as the case may be, except for any noncompliance which could not reasonably be expected to have a Materially Adverse Effect.

5.14. Accuracy and Completeness of Information. To the best knowledge of the Borrower after due inquiry, all information, reports, and other papers and data relating to the Borrower or any of its Subsidiaries furnished to the Lenders in connection with this Agreement do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading (except for projections and other forward-looking information which the Borrower represents were prepared in good faith based upon assumptions believed to be reasonable at the time).

5.15. Compliance with Regulations T, U, and X. Neither the Borrower nor any of its Subsidiaries is engaged principally in or has as one of its important activities the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as defined in Regulations T, U, and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). Neither the Borrower nor any bank acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T, U, or X, or any other regulation of the Board of Governors of the Federal Reserve System with respect to Margin Stock, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Agent or any Lender, the Borrower will furnish the Agent and the Lenders with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U, or X of said Board of Governors.

5.16. Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the issuance of the Notes.

5.17. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower of this Agreement nor the issuance of any Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

5.18. Insurance Licenses. No License held by an Insurance Subsidiary, the loss of which could reasonably be expected to have a Materially Adverse Effect, is the subject of a proceeding that could reasonably be expected to result in the suspension or revocation of such License.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Preservation of Existence and Similar Matters. The Borrower will, and will cause each of its Subsidiaries to, (a) preserve and maintain its existence, and all material rights, franchises, licenses, and privileges for the conduct of its businesses, which if not preserved or maintained, could reasonably be expected to have a Materially Adverse Effect, and (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization, except where the failure to so qualify would not have a Materially Adverse Effect.

6.2. Compliance with Applicable Law. The Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all material Applicable Laws, except for non-compliance which could not reasonably be expected to have a Materially Adverse Effect.

6.3. Maintenance of Properties. Except as could not reasonably be expected to have a Materially Adverse Effect, the Borrower will maintain, and will cause each of its Subsidiaries to maintain, or cause to be maintained in the ordinary course of business in good repair, working order, and condition, ordinary wear and tear excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time to make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto.

6.4. Accounting Methods and Financial Records. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP, and will keep and cause each of its Subsidiaries to keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles and reflecting all transactions required to be reflected by such accounting principles.

6.5. Payment of Taxes and Claims. The Borrower will pay and discharge when due, and will cause each of its Subsidiaries to pay and discharge when due, all material taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials, and supplies which, if unpaid, might become a Lien or charge upon any of its respective properties; except that no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced with respect to such item and remain unstayed for a period of thirty (30) days after such commencement. The Borrower shall timely file (subject to extensions permitted by Applicable Law), and will cause each of its Subsidiaries to timely file (subject to extensions permitted by Applicable Law), all material information returns required by federal, state, or local tax authorities.

6.6. Visits and Inspections. The Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Agent and each Lender to, upon reasonable prior notice, at any reasonable time during normal business hours, and at the expense of the Agent and such Lenders, as applicable, (a) visit and inspect the properties of the Borrower and each of its Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers the businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower and each of its Subsidiaries.

6.7. Use of Proceeds. The Borrower will use the proceeds of the Loans solely for general corporate purposes of the Borrower.

6.8. Further Assurances. Upon its actual knowledge of any such defect, the Borrower will promptly cure, or use its best efforts to cause to be cured, defects in the creation and issuance of any Notes and the execution and delivery of this Agreement and the other Loan Documents, resulting from any act or failure to act by the Borrower or any employee or officer thereof.

6.9. Quarterly Financial Statements of the Borrower. The Borrower will furnish to each Lender as soon as available and in any event within sixty-five (65) days after the end of each of the first three (3) fiscal quarters of the Borrower in each fiscal year, (a) the condensed consolidated statements (in substantially the condensed form of those provided on or prior to the date hereof) of income and changes in financial position (or of cash flow, as the case may be) of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such quarter, and (b) the related condensed consolidated balance sheet as at the end of such quarter, setting forth in each case with respect to clauses (a) and (b) immediately above in comparative form results of the preceding fiscal year end, which financial statements shall fairly present the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, such quarter (subject to normal year-end audit adjustments).

6.10. Annual Financial Statements of the Borrower. The Borrower will furnish to each Lender as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated statements of income and changes in financial position (or of cash flow and shareholders’ equity, as the case may be) of the Borrower and its Subsidiaries for such year, and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by an opinion of Deloitte & Touche LLP or such other certified public accountants of recognized standing which are reasonably satisfactory to the Required Lenders, which opinion shall state that such financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries, in accordance with GAAP, as at the end of, and for, such year.

6.11. Additional Reporting Requirements.

(a) Annual SAP Statements. The Borrower will furnish to each Lender as soon as available, and in any event within ninety (90) days after the end of each fiscal year of each of Trinity and United Insurance, a copy of the Annual Statement of such Person, prepared in accordance with SAP, which such Person has filed with the applicable state department of insurance pursuant to state insurance law.

(b) Quarterly SAP Statements. The Borrower will furnish to each Lender as soon as available, and in any event within sixty-five (65) days after the end of each of the first three (3) fiscal quarters in each fiscal year of Trinity and United Insurance, the quarterly unaudited financial statements of Trinity and United Insurance prepared in accordance with SAP.

(c) Annual Management Discussion. The Borrower will furnish to each Lender promptly after the preparation thereof, copies of all management discussions and analysis reports or similar reports howsoever designated or described prepared by the Borrower with respect to Trinity, United Insurance and other of its Subsidiaries which are insurance companies which are reasonably requested by the Agent and filed with any governmental authority, agency or department.

6.12. Performance Certificates. The Borrower will furnish to each Lender, at the time the financial statements are furnished pursuant to Sections 6.9 and 6.10 hereof, a certificate of the chief financial officer or treasurer of the Borrower in form and substance satisfactory to the Required Lenders:

(a) Stating that, to the best of his or her knowledge, no Default or Unmatured Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default or an Unmatured Default has occurred, disclosing each such Default or Unmatured Default and its nature, when it occurred, whether it is continuing, and the steps being taken by the Borrower with respect to such Default or Unmatured Default; and

(b) Setting forth in reasonable detail the computations necessary to determine whether or not the Borrower was in compliance with Section 6.20 hereof, and whether or not any Default or Unmatured Default has occurred under Section 7.13 hereof, as of the end of the applicable fiscal quarter or year.

6.13. Copies of Other Reports. The Borrower will furnish to each Lender:

(a) As soon as reasonably practicable after the sending thereof, copies of all periodic reports, proxies and prospectuses which the Borrower or any of its Subsidiaries sends to any holder of its Indebtedness or its securities or files with the Securities and Exchange Commission or any national securities exchange.

(b) As soon as reasonably practicable after the preparation of the same, copies of all material reports or financial information filed by the Borrower or any of its Subsidiaries with any governmental agency, department, bureau, division or other governmental authority or regulatory body, or other reports with respect to the Borrower or any of its Subsidiaries which, in any such case, evidence facts or contain information which could reasonably be expected to have a Materially Adverse Effect.

(c) Not less than once during each fiscal year of the Borrower in which the Borrower or any ERISA Affiliate is a member of, or is obligated to contribute to, any Multiemployer Plan, (i) a statement, in form and substance satisfactory to the Agent, prepared by the actuary for each Multiemployer Plan to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is a party, setting forth the liabilities (under Section 4201 of ERISA) of the Borrower and its ERISA Affiliates, as appropriate, in the event of a “complete” or “partial withdrawal” (as those terms are defined in Sections 4203 and 4205 of ERISA) from each such Multiemployer Plan or (ii) if such statement is not available to the Borrower, a copy of the most recent Internal Revenue Service Form 5500 and supporting schedules.

(d) From time to time and as soon as reasonably practicable upon each request, such data, internally generated reports, certificates, statements, documents, or further information regarding the business, assets, liabilities, financial position or results of operations of the Borrower or any of its Subsidiaries as the Agent, for itself or upon request of any Lender, may reasonably request.

6.14. Notice of Litigation and Other Matters. The Borrower will provide to each Lender prompt notice of the following events as to which the Borrower has received notice or otherwise become aware:

(a) The occurrence of any Default or Unmatured Default or the occurrence or non-occurrence of any event or the existence of a condition which has had or could reasonably be expected to have a Materially Adverse Effect with respect to the Borrower, Trinity or United;

(b) The occurrence of any Reportable Event with respect to any Plan as to which the Pension Benefit Guaranty Corporation has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that the Borrower shall give the Agent and the Lenders notice of any failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 4l2(d) of the Code);

(c) The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan other than, in either case, a standard termination under Section 4041(b) of ERISA;

(d) The institution by the Pension Benefit Guaranty Corporation of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(e) The occurrence or non-occurrence of any event or the existence of any condition which constitutes, or which with the passage of time or giving of notice, or both, would constitute, a default by the Borrower or any of the Subsidiaries under any material agreement (other than any of the Loan Documents) to which such Person is party or by which its properties may be bound or affected, which default could reasonably be expected to have a Materially Adverse Effect; and

(f) The commencement of all proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Borrower or any of the Subsidiaries, which could reasonably be expected to have a Materially Adverse Effect or result in a Default or Unmatured Default, and any material development with respect thereto.

6.15. Restricted Payments and Restricted Purchases. The Borrower shall not directly or indirectly, declare or make any Restricted Payment or Restricted Purchase, except that the Borrower may declare and make Restricted Payments and make Restricted Purchases, in each case, so long as no Default or Unmatured Default then exists or would be caused thereby.

6.16. Limitations on Indebtedness of Subsidiaries of Borrower. The Borrower shall not permit any of its Subsidiaries to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a) Indebtedness in favor of the Borrower;

(b) Indebtedness incurred by a direct or indirect special purpose Subsidiary of the Borrower in connection with a Permitted Securitization;

(c) Indebtedness evidenced by the One East Wacker Note in a principal amount not to exceed $45,000,000 so long as such Indebtedness is held by Borrower or any Wholly-Owned Subsidiary of Borrower;

(d) Indebtedness in effect on the date hereof (as any of the same may be amended, modified, supplemented or restated from time to time) in an amount not to exceed the amounts set forth on Schedule 5 hereto and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased thereby; and

(e) any other Indebtedness in an amount not to exceed $100,000,000 in the aggregate principal amount outstanding at any time.

6.17. Limitation on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur, or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens.

6.18. Amendment and Waiver. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any material amendment of, or agree to or accept any waiver of the provisions of its certificate or articles of incorporation or by-laws or certificate of partnership or partnership agreement, as the case may be, which amendment or waiver could reasonably be expected to have a Materially Adverse Effect.

6.19. Liquidation; Merger; Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, except for the liquidation or dissolution of (i) any Subsidiary in connection with any sale, lease, transfer or other disposition of assets to the extent permitted in clauses (b)(i) through (b)(viii) below, (ii) any Subsidiary that is a holding company, provided that the assets held by such Subsidiary are transferred to one or more direct or indirect Wholly-Owned Subsidiaries of the Borrower or (iii) any inactive Subsidiary, (b) sell, lease, abandon, transfer or otherwise dispose of any assets or business, other than (i) sales of obsolete equipment, inventory or other assets in the ordinary course of business, (ii) sales of investment securities and other investment assets by Insurance Subsidiaries in the ordinary course of business, (iii) sales, distributions or other dispositions by the Borrower or any of its Subsidiaries of publicly-traded investment securities (including Margin Stock) and other marketable securities, (iv) the sale, distribution or other disposition by the Borrower of the stock or assets of Fireside or the sale, distribution or other disposition by Fireside of the stock or assets of Fireside Bank, (v) the sale, distribution or other disposition of the stock or assets of any Person consisting exclusively of all or any portion of the Direct Auto Business, (vi) sales or transfers of assets to a special purpose Subsidiary in connection with a Permitted Securitization, (vii) any transaction permitted pursuant to clause (ii) of the proviso to Section 6.22, any Restricted Payment permitted pursuant to Section 6.15 and the payment of any dividend by a Subsidiary to its parent entity or (viii) the sale, distribution or other disposition of the stock or assets of any Person consisting exclusively of all or any portion of Unitrin Business Insurance; (ix) leases, sales, transfers or other dispositions of its property that, together with all other property of the Borrower and its Subsidiaries previously leased, sold, transferred or disposed of since the date hereof (other than sales, distributions, transfers, dispositions or other transactions permitted pursuant to clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) of clause (b) above), do not constitute a Material Portion of the property of the Borrower and its Subsidiaries.

6.20. Borrower’s Maximum Leverage. The Borrower shall not, as of the last day of any fiscal quarter, permit (a) the Total Debt (after giving effect to any Advances outstanding hereunder) of the Borrower and its Subsidiaries on a consolidated basis to be greater than (b) (i) forty percent (40%) of (ii) Total Capitalization of the Borrower.

6.21. Risk-Based Capital Ratio. Neither Trinity nor United Insurance shall, as of the last day of any fiscal quarter, fail to have a Risk-Based Capital Ratio which is at least twenty-five percent (25%) higher than the highest Risk-Based Capital Ratio within the category of Company Action Level (or any successor designation) as prescribed by rules, regulations or guidelines adopted by the National Association of Insurance Commissioners or the state department of insurance of the state of domicile of Trinity or United Insurance, as applicable, and such failure shall continue and not be cured within 45 days after the end of such fiscal quarter.

6.22. Affiliate Transactions. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) make any investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity; (ii) the Borrower and its Wholly-Owned Subsidiaries may do any of the foregoing with the Borrower and any of its Wholly-Owned Subsidiaries, as the case may be; (iii) the Borrower and its Subsidiaries may enter into a tax-sharing agreement and/or any Subsidiary may make distributions to enable its direct and indirect parents (including the Borrower) to pay taxes imposed on them with respect to the income of such Subsidiary; and (iv) the Borrower and its Subsidiaries may engage in any transaction with an Affiliate which transaction is on terms no less advantageous to such Affiliate than would be the case if such transaction had been effected with a non-Affiliate.

6.23. Other Indebtedness. All Obligations of the Borrower under this Agreement and the other Loan Documents shall rank at least pari passu with all other Indebtedness (other than in connection with Capitalized Lease Obligations and Permitted Liens).

6.24. Restrictions on Upstream Dividends by Subsidiaries. The Borrower shall not permit to exist at any time any consensual restriction (other than consent decrees or comparable arrangements with regulatory authorities) limiting the ability (whether by covenant, event of default, subordination or otherwise) of any Subsidiary of the Borrower to (a) make Restricted Payments to or Restricted Purchases from the Borrower or any Subsidiary, (b) pay any obligation owed to the Borrower or any Subsidiary of the Borrower, (c) make any loans or advances to or investments in the Borrower or in any Subsidiary of the Borrower, (d) transfer any of its property or assets (other than property or assets subject to Permitted Liens) to the Borrower or any Subsidiary of the Borrower, or (e) create any Lien (other than any additional Lien on assets already subject to a Permitted Lien) upon its property or assets whether now owned or hereafter acquired or upon any income or profits therefrom, except for restrictions which could not reasonably be expected to impair the Borrower’s ability to perform the Obligations.

6.25. Business of the Borrower. The Borrower and its Subsidiaries, taken as a whole, will conduct their business in substantially the same manner and in substantially the same fields of enterprises as it is presently conducted.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body.

7.1. Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Article IV hereof; or

7.2. The Borrower shall default (a) in the payment of any interest and fees payable hereunder or under the other Loan Documents and such default shall not have been cured by payment of such overdue amounts in full within five (5) Business Days from the date such payment became due, or (b) in the payment of any principal of any Loan when due; or

7.3. The Borrower shall default in the performance or observance of any agreement or covenant contained in Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23 or 6.25 hereof; or

7.4. The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Article VII, and such default shall not be cured within a period of forty-five (45) days from the date on which such default became known to the Borrower; or

7.5. There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Article VII), which shall not be cured within the applicable cure period, if any, provided for in such Loan Document; or

7.6. There shall occur any Change in Control; or

7.7. There shall be entered a decree or order for relief in respect of the Borrower or any of its Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower or any of its Subsidiaries, or of any substantial part of its respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any of its Subsidiaries, or an involuntary petition shall be filed against the Borrower or any of its Subsidiaries, and (a) such petition shall not be diligently contested, or (b) any such petition shall continue undismissed for a period of sixty (60) consecutive days; or

7.8. The Borrower or any of its Subsidiaries shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower or any of its Subsidiaries shall consent to the institution of proceedings thereunder or to the filing or any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower or any of its Subsidiaries, or of any substantial part of its respective properties, or the Borrower or any of its Subsidiaries shall fail generally to pay its respective debts as they become due, or the Borrower or any of its Subsidiaries shall take any action in furtherance of any such action; or

7.9. One or more final judgments shall be entered by any court against the Borrower and/or any of its Subsidiaries for the payment of money in an aggregate amount in excess of $60,000,000 for the Borrower and its Subsidiaries, taken as a whole, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of its Subsidiaries which, together with all other such property of the Borrower and its Subsidiaries subject to other such process, exceeds in value $60,000,000 in the aggregate, if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged; or

7.10. There shall be at any time any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower or any of its ERISA Affiliates, or to which the Borrower or any of its ERISA Affiliates has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan; or the Borrower or any of its ERISA Affiliates shall incur any liability to the Pension Benefit Guaranty Corporation in connection with the termination of any such Plan; or any Plan or trust created under any Plan of the Borrower or any of its ERISA Affiliates shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to (a) a tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code, or (b) costs or expenses of correcting such “prohibited transactions,” which in either case (a) or (b) could reasonably be likely to have a Materially Adverse Effect; or the Borrower and/or any of its ERISA Affiliates shall enter into or become obligated to contribute to a Multiemployer Plan and as a result thereof such Persons have any liability or potential liability (under Section 4201 of

ERISA) relating to any actual or potential “complete” or “partial withdrawal” (as those terms are defined in Sections 4203 and 4205 of ERISA) with respect to any such Multiemployer Plans, which liability or potential liability exceeds $60,000,000 in the aggregate for all such Persons at any time; the Borrower or any of its ERISA Affiliates shall have assessed against it any material tax liability as a result of a violation of the provisions of Section 4980B of the Code; or the Borrower or any of its ERISA Affiliates shall amend a Plan so as to require the provision of security within the meaning of Section 401(a)(29) of the Code; or

7.11. There shall occur any default or event (which permits the holder(s) thereof to accelerate such Indebtedness or cause such Indebtedness to be prepaid, repurchased or redeemed) beyond the period of grace, if any, applicable thereto under any other indenture, agreement, or instrument evidencing Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount greater than or equal to $60,000,000 for the Borrower and its Subsidiaries, taken as a whole; or

7.12. All or any material portion of any Loan Document shall at any time and for any reason be declared by a court of competent jurisdiction in a suit with respect to such Loan Document to be null and void, or a proceeding shall be commenced by the Borrower, or by any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document; or

7.13. Any applicable superintendent of insurance (or comparable Person) shall have taken possession of the business or property of either Trinity or United Insurance under any applicable state insurance law for the purposes of rehabilitation, dissolution or liquidation thereof or such Person shall have appointed a receiver, trustee, custodian, liquidator, conservator, sequestrator or similar official for either Trinity or United Insurance or for all or any substantial part of the property or assets of Trinity or United Insurance; or

7.14. Any License held by any Insurance Subsidiary on the date of this Agreement or acquired by any Insurance Subsidiary hereafter, the loss of which could reasonably be expected to have a Materially Adverse Effect, (a) shall be revoked by a final non-appealable order by the state which shall have issued such License, or any action (whether administrative or judicial) to revoke such License shall have been commenced against such Person which shall not have been dismissed or contested in good faith within 30 days of the commencement thereof, (b) shall be suspended by such state for a period in excess of 60 days or (c) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Person.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs and is continuing, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders adversely affected thereby (or in the case of subsections 8.2(b), (d) and (e), all of the Lenders):

(a) Extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest (except as provided in Section 2.11) or fees thereon or Reimbursement Obligations related thereto.

(b) Reduce the percentage specified in the definition of Required Lenders.

(c) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder, or the commitment to issue Facility LCs,

(d) Permit the Borrower to assign its rights under this Agreement.

(e) Amend this Section 8.2 or Sections 10.1 or 10.2.

No amendment of any provision of this Agreement relating to (i) the Agent shall be effective without the written consent of the Agent, (ii) the LC Issuer shall be effective without the written consent of the LC Issuer and (iii) the Swing Line Lender shall be effective without the written consent of the Swing Line Lender. The Agent may waive payment of the fee required under Section 12.1 without obtaining the consent of any other party to this Agreement. No amendment of any provision of this Agreement shall be effective without the written consent of the Borrower.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 and any other letter agreements relating to the payment of fees, each of which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall each have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification. (a) The Borrower shall reimburse the Agent and JPMS for any reasonable and documented costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent) paid or incurred by the Agent or JPMS in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents; provided, that unless a Default has occurred and is continuing, the Borrower shall not be required to reimburse the Agent and the Lenders for the costs of outside auditors designated by the Agent and the Lenders for more than one (1) visit and inspection during any fiscal year. The Borrower also agrees to reimburse the Agent, JPMS, the LC Issuer and the Lenders for any reasonable and documented costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, JPMS, the LC Issuer and the Lenders) paid or incurred by the Agent, JPMS, the LC Issuer or, during the occurrence and continuance of any Event of Default, any Lender in connection with the collection and enforcement of the Loan Documents.

(b) The Borrower hereby further agrees to indemnify the Agent, each Arranger, the LC Issuer and each Lender, their respective Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, an Arranger, the LC Issuer or any Lender or any Affiliate is a party thereto but excluding amounts paid or excluded pursuant to Section 3.1(a) or 3.5) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or issuance of any Facility LC hereunder including, without limitation, by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary, except to the extent that they are determined in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to the LC Issuer and each of the Lenders.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arrangers, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arrangers nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, the Arrangers, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arrangers, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. Each Lender agrees to hold any non-public, proprietary or confidential information which it may receive from the Borrower pursuant to this Agreement or any transaction contemplated hereby in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as required by law, regulation, or legal process, provided that, unless prohibited by law or court order, the Lender or the Agent (as the case may be) shall notify the Borrower prior to making any such disclosure, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (g) permitted by Section 12.2 and (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14. USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE X

THE AGENT

10.1. Appointment; Nature of Relationship. JPMCB is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the

Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (x) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (y) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint (with the consent of the Borrower, not to unreasonably be withheld, so long as no Default has occurred and is continuing), on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the

Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Agent and Sole Bookrunner Fees. The Borrower agrees to pay to the Agent and J.P. Morgan Securities Inc., for their respective accounts, the fees agreed to by the Borrower, the Agent and J.P. Morgan Securities Inc. pursuant to that certain fee letter dated May 2, 2005, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15. Syndication Agent and Documentation Agent. Neither the Syndication Agent nor the Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, neither the Syndication Agent nor the Documentation Agent shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Syndication Agent and the Documentation Agent as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. (a) The provisions of the Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an LC Issuer), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.1. Nothing in the Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an LC Issuer), Participants (to the extent provided in paragraph (c) of this Section 12.1) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of the Loan Documents.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each a “Purchaser”) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default under Section 7.2, 7.7, 7.8 or 7.13 has occurred and is continuing, any other assignee;

(B) the Agent, provided that no consent of the Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C) the LC Issuer.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default under Section 7.2, 7.7, 7.8 or 7.13 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under the Loan Documents, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption in the form of Exhibit B, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not already be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 12.1, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under the Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6); provided, however, that as of the date an assignee becomes a Lender, it shall not be entitled to any payments under Sections 3.1, 3.2 or 3.5 in excess of those to which its assignor was then entitled. Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this Section 12.1 shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 12.1.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent, the LC Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the LC Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.18, 2.20.5, 2.20.10, 2.21.4, 10.8 or 11.2, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of the Loan Documents unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Agent, the LC Issuer or the Swing Line Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under the Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the LC Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 8.2 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.1 (including, without limitation, compliance with Section 3.5(d)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 3.1, 3.2, 3.4 and 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5(d) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.1 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.2. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.3. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d) and (f).

ARTICLE XIII

NOTICES

13.1. Notices. Except as otherwise permitted by Section 2.14 with respect to Borrowing Notices, all Borrowing Notices, Facility LC Notices, other notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN

SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE SWING LINE LENDER, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Agent, the Syndication Agent and Documentation Agent have executed this Agreement as of the date first above written.

UNITRIN, INC.

By:	/s/ Eric J. Draut
Title:	Executive Vice President & Chief Financial Officer
Notice Address:	One East Wacker Drive
Chicago, Illinois 60601

Attention:	John M. Boschelli
Phone:	(312) 661-4596
Facsimile:	(312) 467-6210

JPMORGAN CHASE BANK, N.A.,
Individually, as LC Issuer, as Swing Line Lender and as
Administrative Agent

By:	/s/ Michael M. Tolentino
Title:	Vice President
Notice Address:	1 Bank One Plaza
Chicago, Illinois 60670

Attention:	Hector Varona
Phone:	312-732-7614
Facsimile:	312-725-3107

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually and as Syndication Agent

By:	/s/ Robert C. Myer
Title:	Senior Vice President

By:	/s/ Beth C. McGinnis
Title:	Senior Vice President
Notice Address: 230 West Monroe St., Suite 2900
Chicago, Illinois 60606
Attention: Robert C. Meyer
Phone: (312) 345-8623
Facsimile: (312) 845-8606

WACHOVIA BANK, NATIONAL ASSOCIATION,
individually and as Documentation Agent

By:	/s/ John L. Thomas
Title:	Vice President
Notice Address:

Attention: John L. Thomas
Phone: 267-321-6710
Facsimile: 267-321-7102

THE BANK OF NEW YORK

By:	/s/ Thomas McGinley
Title:	Vice President
Notice Address:	One Wall St – 17th Floor
New York, NY 10286

Attention:	Thomas McGinley
Phone:	(212) 635-6466
Facsimile:	(212) 809-9520

THE NORTHERN TRUST COMPANY

By:	/s/ Chris McKean
Title:	Vice President
Notice Address:	The Northern Trust Company
50 S. La Salle
Chicago, IL 60675

Attention:	Ms Linda Honda
Phone:	312.444.3532
Facsimile:	312.630.1566

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Christine Davis
Title:	Vice President
Notice Address:	445 S. Figueroa St. G16-110
Los Angeles, CA 90071

Attention:	Christine Davis
Phone:	213-236-7283
Facsimile:	213-236-7636

FIFTH THIRD BANK (Chicago), a Michigan Banking Corporation

By:	/s/ Kim Puszczewicz
Title:	Assistant Vice President
Notice Address:	1701 West Golf Road
Rolling Meadows, Illinois 60008

Attention:	Kim Puszczewicz
Phone:	847-871-6088
Facsimile:	847-354-7330

U.S. BANK, N.A.

By:	/s/ Christian E. Stein III
Title:	Vice President
Notice Address:	One U.S. Bank Plaza
7th & Washington, SL-MO-TIIS
St. Louis, MO 63101

Attention:	Christian E. Stein III
Phone:	(314) 418-2711
Facsimile:	(314) 418-8394

REGIONS BANK

By:	/s/ Jay Ingram
Title:	Assistant Vice President
Notice Address:	417 20th St. N
Birmingham, AL 35203

Attention:	Sam Prudhomme
Phone:	(205) 326-7025
Facsimile:	(205) 326-7788

WILLIAM STREET COMMITMENT CORPORATION

(Recourse only to assets of William Street Commitment Corporation)

By:	/s/ Manda D’Agata
Title:	Assistant Vice President
(212) 905 5451

Notice Address:	30 Hudson Street, 17th floor
Jersey City, NJ 07302

Attention: Philip F. Green/Rosalee Gordon
Phone: 212-357-7570 / 212-357-4256
Facsimile: 212-357-4597 / 212-428-1022

UMB BANK, N.A.

By:	/s/ Terry Dierks
Title:	Senior Vice President
Notice Address:	1010 Grand Blvd.
mailstop 1020201
Kansas City, MO 64106

Attention:	Terry Dierks
Phone:	816-860-7101
Facsimile:	816-860-7143

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS
Adjusted LIBO Rate	.30%	.35%	.44%
Floating Rate	0%	0%	0%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS
Applicable Facility Fee Rate	.08%	.10%	.11%
Applicable Letter of Credit Fee Rate	.30%	.30%	.30%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.9 or 6.10.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 25%.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (a) the Borrower has not qualified for Level I Status and (b) the Leverage Ratio is less or equal to 30%.

“Level III Status” exists at any date if the Borrower has not qualified for Level I Status or Level II Status.

“Leverage Ratio” means the ratio of (a) Total Debt of the Borrower and its Subsidiaries on a consolidated basis to (b) Total Capitalization of the Borrower and its Subsidiaries on a consolidated basis.

“Status” means either Level I Status, Level II Status or Level III Status.

The Applicable Margin and Applicable Fee Rates shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rates shall be effective five (5) Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Sections 6.9 or 6.10, as applicable, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five (5) days after such Financials are so delivered.